UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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THE BUCKLE, INC.
(Name of Registrant as Specified In Its Charter)

Not Applicable
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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THE BUCKLE, INC.

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD MAY 28, 2008

To Our Stockholders:

The Annual Meeting of Stockholders of The Buckle, Inc. will be held at the Holiday Inn, Kearney, Nebraska, on Wednesday, May 28, 2008 at 10:00 A.M., for the following purposes:

1.
To elect a Board of Directors.  The Board of Directors intends to nominate the following persons, each of whom currently serves as a Board member:  Daniel J. Hirschfeld, Dennis H. Nelson, Karen B. Rhoads, James E. Shada, Robert E. Campbell, Ralph M. Tysdal, Bill L. Fairfield, Bruce L. Hoberman, David A. Roehr and John P. Peetz, III.

2.	To ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2009.
3.	To approve the Company’s 2008 Management Incentive Plan.
4.	To approve Performance-Based Awards granted pursuant to the Company’s 2005 Restricted Stock Plan.
5.	To approve the Company’s 2008 Director Restricted Stock Plan.
6.	To transact such other business as may properly come before the meeting and any adjournments or postponements thereof.

Only stockholders of record at the close of business on March 28, 2008 are entitled to notice of and to vote at the Annual Meeting and at any and all adjournments or postponements thereof.

A copy of the Company's annual report is being mailed with this proxy statement to stockholders entitled to notice of this meeting.

By Order of the Board of Directors,

/s/ Kyle L. Hanson

Kyle L. Hanson, Secretary

April 25, 2008

WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE DATE, SIGN AND RETURN THE
ENCLOSED PROXY AS PROMPTLY AS POSSIBLE IN THE ENCLOSED ENVELOPE.

THE BUCKLE, INC.
2407 West 24th Street
Kearney, NE  68845

     PROXY STATEMENT FOR THE ANNUAL MEETING OF
       STOCKHOLDERS TO BE HELD MAY 28, 2008

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of The Buckle, Inc. ("the Company") for use at the Annual Meeting of Stockholders of the Company to be held May 28, 2008, or at any adjournments of said meeting (the "Meeting").  The enclosed form of proxy, if executed, may nevertheless be revoked at any time insofar as it has not been exercised.  When such proxy is properly executed and returned, the shares it represents will be voted at the meeting in accordance with any directions noted thereon; or if no direction is indicated, it will be voted in favor of the proposals set forth in the notice attached hereto.

The Company will bear the cost of solicitation of proxies, including the charges and expenses of brokerage firms and others for forwarding solicitation materials to beneficial owners of stock.  In addition to the use of mail, proxies may be solicited by personal interview, by telegram or by telephone.  Copies of the Proxy Statement and proxy form will be first provided to stockholders on April 29, 2008.

VOTING INFORMATION

As of March 28, 2008, the Company has outstanding 30,441,007 shares of Common Stock.  Each share of Common Stock is entitled to one vote.  Only stockholders of record on March 28, 2008 will be entitled to vote at the Annual Meeting of Stockholders.  A holder of Common Stock is entitled to cumulate his or her votes in the election of Directors and may give one or more candidates as many votes as the number of Directors to be elected multiplied by the total number of shares owned by such Stockholder.  Under Nebraska law there are no conditions precedent to the exercise of cumulative voting rights.  On all other matters which may come before the Meeting, each holder of Common Stock will be entitled to one vote for each share owned.

Votes cast by proxy or in person at the Annual Meeting will be tabulated by the election inspector appointed for the meeting and will determine whether or not a quorum is present.  The election inspector will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of any matter submitted to the stockholders for a vote.  If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Principal Stockholders

As of March 28, 2008, the Common Stock was held of record by 337 stockholders.  The following table sets forth certain information concerning the beneficial ownership of Common Stock by each stockholder who is known by the Company to own beneficially in excess of 5% of the outstanding Common Stock, by each Director and by all executive officers and Directors as a group, as of March 28, 2008.  Except as otherwise indicated, all persons listed below have (i) sole voting power and investment power with respect to their shares of Common Stock assuming the exercise of all outstanding Options, except to the extent that authority is shared by spouses under applicable law and (ii) record and beneficial ownership with respect to their shares of Common Stock.

Name of Beneficial Owner	Shares of Common Stock
	Sole Voting and Investment Power	Shared Voting and Investment Power (1)	Right to Acquire (2)	Percent

5% Shareholders
Royce & Associates LLC	2,736,772	0	0	9.11%
Directors and Named Executive Officers
Daniel J. Hirschfeld	12,750,000	0	0	41.88%
Dennis H. Nelson	1,645,638	47,337	751,651	7.84%
James E. Shada (3)	50,310	131,992	50,750	0.76%
Karen B. Rhoads	178,935	1,134	193,104	1.22%
Bill L. Fairfield	7,226	0	12,751	*
Robert E. Campbell	6,450	0	34,877	*
John P. Peetz	0	0	3,600	*
Ralph M. Tysdal	14,475	0	15,752	*
Bruce L. Hoberman	1,500	0	5,626	*
David A. Roehr	0	0	4,500	*
All executive officers and
Directors as a group (14)	14,841,154	222,342	1,367,874	51.30%

*  Less than 1%
(1)
These amounts include shares owned within participants’ 401(k) accounts for which the voting power is held by Fidelity Investments.  Share amounts include Dennis H. Nelson with 2,337, Karen B. Rhoads with 1,134 and all executive officers as a group with 8,428.

(2)	These amounts represent shares as to which the named individual has the right to acquire through exercise of options which are exercisable within the next 60 days.
(3)
Subsequent to the March 28, 2008 record date, James E. Shada forfeited 4,000 shares of restricted stock,   included in the above table, following his announcement of a change in job duties effective June 30, 2008.

Proposal 1

ELECTION OF DIRECTORS

Directors will be elected at the May 28, 2008 Annual Meeting to serve until the next Annual Meeting and until their successors are elected and qualified.  The By-laws of the Company provide that ten Directors are to be elected.

The Board of Directors recommends the election of the ten nominees listed below.  In the absence of instructions to the contrary, shares represented by the Proxy will be voted for the election of all such nominees to the Board of Directors.  The Board of Directors has no reason to believe that any of these nominees will be unable to serve.  However, if any nominee should for any reason be unavailable to serve, the proxies will be voted for the election of such other person to the office of Director as the Board of Directors may recommend in place of such nominee.  Set forth below is certain information concerning the nominees, which is based on data furnished by them.

Daniel J. Hirschfeld, age 66.  Mr. Hirschfeld is Chairman of the Board of the Company.  He has served as Chairman of the Board since April 19, 1991.  Prior to that time, Mr. Hirschfeld served as President and Chief Executive Officer.  Mr. Hirschfeld has been involved in all aspects of the Company's business, including the development of the Company's management information systems.

Dennis H. Nelson, age 58.   Mr. Nelson is the President and Chief Executive Officer and a Director of the Company.  He has served as President and Director since April 19, 1991.  Mr. Nelson was elected as Chief Executive Officer by the Board of Directors on March 17, 1997.  Mr. Nelson began his career with the Company in 1970 as a part-time salesman while he was attending Kearney State College (now the University of Nebraska - Kearney).  While attending college, he became involved in merchandising and sales supervision for the Company.  Upon graduation from college in 1973, Mr. Nelson became a full-time employee of the Company and he has worked in all phases of the Company's operations since that date.  Prior to his election as President and Chief Operating Officer on April 19, 1991, Mr. Nelson performed all of the functions normally associated with those positions.

Karen B. Rhoads, age 49.  Ms. Rhoads is the Vice-President of Finance, Treasurer, Chief Financial Officer and a Director of the Company.  Ms. Rhoads was elected a Director on April 19, 1991.  She worked in the corporate offices during college and later worked part-time on the sales floor.  Ms. Rhoads practiced as a CPA for 6 1/2 years, during which time she began working on tax and accounting matters for the Company as a client.  She has been employed with the Company since November 1987.

James E. Shada, age 52.  Mr. Shada is the Executive Vice-President of Sales and a Director of the Company. Effective June 30, 2008, Mr. Shada will step down from his current position, but remain with the Company as a member of the sales management team and as a Director. Mr. Shada was elected Vice-President of Sales on April 19, 1991 and Executive Vice-President of Sales on May 31, 2001.  He was elected as a Director on March 11, 2002.  Mr. Shada began his career with the Company in November 1978 as a part-time salesman while attending Kearney State College (now the University of Nebraska - Kearney).  He later served as store manager for the Company before returning to the corporate office in 1985 as the Company's sales manager.  He is also involved in site selection and development, and education of personnel as store managers and as area and district managers.

Robert E. Campbell, age 65.   Mr. Campbell has been a Director of the Company since July 1, 1991.  Since 1985, Mr. Campbell served as Chairman and Chief Executive Officer, and currently President and Operating Manager, of Miller & Paine LLC, a company which owns and manages office and retail properties in Lincoln, Nebraska.  Before 1988, Miller & Paine owned and operated department stores in Lincoln and Grand Island, Nebraska, which were sold to Dillards Department Stores, Inc.  Since September 1997, Mr. Campbell has also served as Development Officer for the Madonna Foundation, which supports the Madonna Rehabilitation Hospital in Lincoln, Nebraska.

Ralph M. Tysdal, age 70.   Mr. Tysdal has served as a Director of the Company since July 1, 1991.  Mr. Tysdal retired in 2002.  He previously owned and operated McDonald's restaurants in Broken Bow, North Platte and Ogallala, Nebraska.  He began his McDonald's ownership in 1978.  Mr. Tysdal also serves on the Board of Directors for Standard Ethanol with plants in Madrid, NE and Cambridge, NE.

Bill L. Fairfield, age 61.  Mr. Fairfield has served as a Director of the Company since May 30, 1996.  Mr. Fairfield is currently the Chairman of DreamField Partners, a company focused on economic development of the Mid-Plains region through management services and venture capital assistance.  Mr. Fairfield currently serves on the Board of Directors of MSI, Inc. and serves as the Lead Independent Director for InfoUSA and is Chairman of their Audit Committee.  In 2003 and 2004 Mr. Fairfield was the Executive Vice-President of Sitel Corporation, and from 1991 until October 2000, Mr. Fairfield was President and Chief Executive Officer of Inacom Corp., a technology management services company.  Prior to 1991 Mr. Fairfield was Chief Executive Officer of Valcom, the predecessor company to Inacom Corp.

Bruce L. Hoberman, age 61.   Mr. Hoberman has served as a Director of the Company since June 2, 2000.  He is currently the Chief Executive Officer of Proxibid, Inc., an internet auction service provider, and a member of the MSI, Inc. Board of Directors.  Mr. Hoberman was the Founder and President of Homer’s, Inc., a music retail chain and distribution company, based in Omaha, Nebraska, from 1971-1993.

David A. Roehr, age 51.   Mr. Roehr has served as a Director of the Company since September 18, 2000.  Mr.  Roehr currently does independent business consulting.  He was previously with Cabela’s, Inc., the world’s foremost outfitter of hunting, fishing, camping and outdoor gear, serving in various capacities from 1994 to 2006, including Executive Vice-President of Cabela’s, Inc., President and Chief Financial Officer of Cabela’s, Inc., and Chairman, President and Chief Executive Officer of World’s Foremost Bank, a bank subsidiary of Cabela’s.  Prior to Mr. Roehr’s association with Cabela’s, he served as a tax partner at Grant Thornton, LLP in Lincoln, Nebraska where he practiced public accounting from 1981-1994.

John P. (Jack) Peetz, III, age 58.  Mr. Peetz has served as a Director of the Company since June 2, 2006.  Mr. Peetz is currently the Executive Vice-President and Chief Operating Officer for Crete Carrier Corporation, one of the largest privately held trucking companies in the United States, located in Lincoln, Nebraska.  He has held this position since 1991 and held other positions with that organization prior to that date.  He is also President of Shaffer Trucking, a division of Crete Carrier. Prior to joining the Crete organization, Mr. Peetz practiced law in Sidney, Nebraska with the firm of Peetz, Peetz & Sonntag.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting.  Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

CORPORATE GOVERNANCE

The Board has developed corporate governance practices to help it fulfill its responsibility to shareholders to oversee the work of management in the conduct of the Company’s business and to seek to serve the long-term interest of shareholders.  The Company’s corporate governance practices are documented in the Corporate Governance Guidelines and in the charters of the three committees of the Board.  The Company’s corporate governance guidelines and committee charters are periodically reviewed and updated as necessary to reflect changes in regulatory requirements and changes in oversight practices.

Board Committee Charters

The Board has four standing committees, the Executive Committee, the Audit Committee, the Compensation Committee and the Corporate Governance and Nominating Committee.  Except for the Executive Committee, whose members are all executive officers of the Company, all committee members meet the independence requirements of the United States Securities and Exchange Commission (“SEC”) and the New York Stock Exchange (“NYSE”).  The charters of these committees are available on the Company’s website at www.buckle.com and upon written request to the Corporate Secretary, The Buckle, Inc., P.O. Box 1480, Kearney, Nebraska 68848.  Current committee members are as listed:

Name	Audit Committee	Compensation Committee	Corporate Governance and Nominating Committee
Robert E. Campbell	X	X
Ralph M. Tysdal		X	Chairman
Bill L. Fairfield	Chairman		X
Bruce L. Hoberman	X		X
David A. Roehr	X	Chairman
John P. (Jack) Peetz, III		X	X

Corporate Governance Guidelines

The Board of Directors has adopted Corporate Governance Guidelines to assist the Board in the exercise of its responsibilities. These Guidelines are available free of charge on the Company's website at www.buckle.com or upon written request to the Corporate Secretary, The Buckle, Inc., P.O.  Box 1480, Kearney, NE 68848.

Code of Ethics

The Company has a Code of Ethics that applies to all employees, including the Chief Executive Officer and the Chief Financial Officer, as well as all members of the Board of Directors.  The Code of Ethics is available free of charge on the Company's website at www.buckle.com or upon written request to the Corporate Secretary, The Buckle, Inc., P.O.  Box 1480, Kearney, NE 68848.

The Company intends to satisfy its disclosure obligations under applicable rules of the Securities and Exchange Commission regarding an amendment to or waiver from a provision of the Company's Code of Ethics that applies to the Company's Chief Executive Officer or its Chief Financial Officer by posting such information on its internet website.

Independence

The Company’s Corporate Governance Guidelines require that a majority of the Board consist of Directors who qualify as independent under NYSE Listing Standards.  The Board has determined that all non-employee Directors of the Company, comprising six of the ten members of the Board, are independent under NYSE Standards.  In addition, all committee members, other than the Executive Committee members, meet the applicable independence requirements of the NYSE Standards.  The names of the independent directors are:  Robert E. Campbell, Ralph M. Tysdal, Bill L. Fairfield, Bruce L. Hoberman, David A. Roehr and John (Jack) P. Peetz, III.

Executive Sessions of Non-Management Directors

The Company's independent Directors meet separately in executive session without employee Directors or representatives of management at each regularly scheduled quarterly meeting of the Board.  The Chair of these executive sessions is rotated among the non-employee Directors alphabetically.

Stockholder Communication with the Board of Directors

Stockholders or other interested parties may contact an individual Director, the Board as a group or the non-employee Directors as a group, by writing to Board of Directors or Directors, c/o Corporate Secretary, The Buckle, Inc., P.O.  Box 1480, Kearney, NE 68848.  The communication should specify the applicable addressee(s) to be contacted as well as the address and telephone number of the person submitting the communication.  The Board has instructed the Corporate Secretary to review all communications to the Board and to only distribute if appropriate to the duties and responsibilities of the Board.  The Board has instructed the Corporate Secretary to not forward communications that she determines to be primarily commercial in nature, that relate to an improper or irrelevant topic or that request general information about the Company.  Communications regarding accounting, internal accounting controls or auditing matters may also be reported to the Company's Board of Directors using the above address or through The Buckle Ethics Hotline.  Information about how to contact The Buckle Ethics Hotline is available on the Company's website at www.buckle.com and in the Company's Code of Ethics.

Company Website

Information on the Company's website is not incorporated by reference into this Proxy Statement.

Meetings and Committees of the Board

During fiscal 2007, four meetings of the Board of Directors, twelve meetings of the Executive Committee, six meetings of the Compensation Committee, two meetings of the Corporate Governance and Nominating Committee and eight meetings of the Audit Committee were held.  No Director was absent from more than twenty-five percent of the aggregate of (1) the total number of meetings of the Board of Directors and (2) the total number of meetings held by all committees on which he or she served.  The Company has the following standing committees:

Executive Committee.  The Executive Committee has the power and authority of the Board of Directors to manage the affairs of the Company between meetings of the Board of Directors.  The Executive Committee establishes compensation for all non-officer employees of the Company.  The Committee also regularly reviews significant corporate matters and recommends action as appropriate to the Board.  Members of the Executive Committee presently are Daniel J. Hirschfeld, Dennis H. Nelson and Karen B. Rhoads.

Audit Committee.  The Audit Committee meets with the Company's Chief Financial Officer and independent accountants to review the scope of auditing procedures and the policies relating to internal controls and to review the Company's public financial statements.  The Board of Directors has determined that the Company has at least one audit committee member that meets the requirements of a financial expert.  David A. Roehr, serving on the audit committee and fulfilling the audit committee financial expert role, is independent with respect to the Company and its management.

Compensation Committee.  The Compensation Committee is responsible for establishing the Company’s philosophy, policies and strategies relating to executive compensation and for evaluating the performance of the Company’s Chief Executive Officer.  The Compensation Committee also administers the Company’s 1995 Executive Stock Option Plan, the 1997 Executive Stock Option Plan, the 1995 Restricted Stock Plan, the 1999 Employee Stock Option Plan, the 2005 Restricted Stock Plan and the Company’s incentive plans for management, including the 2008 Management Incentive Plan.

Corporate Governance and Nominating Committee.  The Corporate Governance and Nominating Committee is responsible for researching and recruiting new qualified members for the Company’s Board of Directors.  The Committee is also responsible for reviewing the Company’s Corporate Governance Guidelines and recommending to the Board any modifications the Committee deems appropriate.  The Committee is charged with overseeing the evaluation and reporting to the Board on the performance and effectiveness of the Board and its committees.  The Corporate Governance and Nominating Committee will consider nominees for Directors recommended by stockholders of the Company and will evaluate such nominees using the same criteria used to evaluate Director candidates otherwise identified by the Committee.  Stockholders wishing to make such recommendations should write to the Corporate Governance and Nominating Committee, c/o Corporate Secretary, The Buckle, Inc., P. O. Box 1480, Kearney, NE 68848.  Persons making submissions should include the full name and address of the recommended nominee, a description of the proposed nominee’s qualifications and other relevant biographical information.

Attendance at Annual Meetings

The Company requires all Directors to use all reasonable efforts to attend the Annual Meeting of Stockholders.  The Board of Directors holds one of its regularly scheduled quarterly meetings immediately following adjournment of the Annual Stockholder Meeting.  Each Director of the Company attended the Annual Meeting held in May 2007.

CEO Certification

The Listing Standards of the NYSE require that the Company’s CEO certify to the NYSE each year that he or she is not aware of any violation by the Company of the NYSE Corporate Governance Listing Standards, qualifying the certification to the extent necessary.  The Company’s CEO, Dennis H. Nelson, filed such a certification with the NYSE for fiscal 2007.

Director Compensation

For their services as Directors in fiscal 2007, the members of the Board of Directors who are not employees of the Company were paid $12,000 annually, $2,500 for each quarterly board meeting they attended, $500 for each telephonic meeting less than 30 minutes and $1,000 for each telephonic meeting lasting 30 minutes or longer, held for the board or any committee thereof.  The Chairman of each Committee of the Board received additional cash payment for service as Chairman as follows: the Audit Committee Chairman received $1,500 per quarter, the Compensation Committee Chairman received $1,000 per quarter and the Chairman of the Corporate Governance and Nominating Committee received $500 per quarter.

In addition, each non-employee Director (defined as a Director of the Company who is not an officer or employee of the Company or Subsidiary) is annually granted stock options to purchase shares of Common Stock of the Company.  See Proposal 5 with regard to the proposal to replace stock options with grants of non-vested stock for non-employee Directors.  Under the existing Director Stock Option Plan, options to purchase 4,500 shares were granted to each non-employee Director on the first day of the Company’s 2008 fiscal year. The current Director Stock Option Plan also provides that each non-employee Director be granted options to purchase 450 shares on the date such Director is first elected to the Board of Directors of the Company.  All options have a term of ten years from the date of grant and are exercisable 25 percent immediately, with an additional 25 percent being exercisable on each of the first three successive anniversaries of the date of the grant.  The exercise price for each option is the fair market value of a share on the date of grant.  Fair market value means the average of the highest and lowest quoted selling price of a share of Common stock as reported on the NYSE.

If Proposal 5 is approved, the present Director Stock Option Plan will be replaced by the 2008 Director Restricted Stock Plan. For a description of the Plan, see Proposal 5. There are no family relationships among any of the Directors or Officers of the Company.

The following table summarizes the compensation paid to the Company’s non-employee directors for the fiscal year ended February 2, 2008:

Name	Fees earned or Paid in Cash ($) (1)	Stock Awards ($)	Option Awards ($) (2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and NQDC Earnings	All Other Compensation ($)	Total ($)
Bill L. Fairfield	33,000	0	57,645	0	0	0	90,645
David A. Roehr	33,000	0	57,645	0	0	0	90,645
Robert E. Campbell	28,500	0	57,645	0	0	0	86,145
Ralph M. Tysdal	29,500	0	57,645	0	0	0	87,145
Bruce L. Hoberman	27,500	0	57,645	0	0	0	85,145
John P. Peetz, III	28,000	0	57,645	0	0	0	85,645

(1) The amount shown is the amount earned during fiscal 2007 by the Company’s non-employee directors, including an annual retainer paid in quarterly installments, fees paid for attending meetings, including conference calls and quarterly fees for the chairman of each committee.
(2)  Reflects the amount recognized for financial statement reporting purposes for fiscal 2007 in accordance with FASB Statement No. 123 (revised 2004) (“SFAS 123(R)”), Share-Based Payment.  Refer to Note I in the Notes to Financial Statements included in the Annual Report on Form 10-K for relevant assumptions used to determine the valuation of the option awards.  The aggregate grant date fair value of stock options granted to non-employee directors in fiscal 2007 was $345,816.  As of February 2, 2008, each director had the following number options outstanding:  Mr. Fairfield, 15,002; Mr. Roehr, 6,751; Mr. Campbell, 37,128; Mr. Tysdal, 18,003; Mr. Hoberman, 7,877; and Mr. Peetz, 4,950.

Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires the Company's officers, Directors and greater than 10% stockholders ("Reporting Persons") to file certain reports ("Section 16 Reports") with respect to beneficial ownership of the Company's equity securities.  Based solely on its review of the Section 16 Reports furnished to the Company by its Reporting Persons and, where applicable, any written representations by any of them that no Form 5 was required, all Section 16(a) filing requirements applicable to the Company's Reporting Persons during and with respect to fiscal 2007 have been complied with on a timely basis, except for one late Form 4 filed by Ralph M. Tysdal.

EXECUTIVE COMPENSATION
Compensation Discussion and Analysis

The Company is engaged in a highly competitive industry, with fashion, selection, quality, price, location, store environment and service being the principal competitive factors.  In order to compete and succeed, the Company believes that it must be able to attract, motivate and retain highly qualified executives.  The Company emphasizes the promotion of store managers and other management personnel from within.  The Company’s compensation philosophy is that each member in a position to make the Company grow should be rewarded for growth and, as such, the plan is intended to provide a relationship between the compensation earned by executive officers and the creation of value for shareholders.  The Company has a team philosophy, reflected by the facts that (i) employees have always been referred to as “teammates”; and (ii) performance goals upon which performance bonuses for executive officers are based, are strategic goals for Company performance, not individual goals.

Elements of Executive Compensation

For fiscal 2007, the compensation program for all executive officers, including Mr. Dennis H. Nelson, who serves as President and Chief Executive Officer, and Karen B. Rhoads, who serves as Vice-President of Finance, Treasurer and Chief Financial Officer, consisted of:
•	competitive base salary;
•	incentive cash bonus, based upon the actual performance of the Company;
•
benefits including a health and welfare plan, 401(k) plan and supplemental non-qualified deferred compensation plan (to provide officers with a benefit comparable to that being currently provided to other employees under the 401(k) plan); and

•	shares of Restricted Stock (hereafter referred to as “Non-Vested Stock” in accordance with terminology used in Generally Accepted Accounting Principles (“GAAP”)).

The first three elements listed above are short-term in nature and designed to attract, motivate and retain a talented executive team. Non-Vested Stock provides a long-term incentive designed to reward executives for the achievement of sustainable growth in shareholder value.  Non-Vested Shares were granted in accordance with the 2007 Management Incentive Plan, which was previously approved by the Stockholders.

Salary

Fiscal 2007 salaries for executive officers were set in January 2007 and were increased over salaries paid for fiscal 2006.  The salary amounts are reported in the Summary Compensation Table on page 12.  When establishing base salaries, the Compensation Committee considered factors such as the seniority of the individual, the functional role of the position, the level of the individual’s responsibility, the ability to replace the individual, the base salary of the individual in prior years with the Company and the number and availability of well qualified candidates to assume the individual’s role.  Base salary ranges are reviewed and re-established by the Compensation Committee annually.

Incentive Cash Bonus

The 2007 Management Incentive Plan, which was approved by the stockholders at the annual meeting in 2007, in addition to creating a Bonus Pool as a Cash Incentive for executive officers, granted the Compensation Committee discretion to grant year-end cash incentives for extraordinary events as may be determined by the Compensation Committee.  No discretionary awards were made pursuant to that authority.

The Bonus Pool for fiscal 2007 included 8.5% of the increase in Same Store Sales (as defined in the Plan), 5% of the increase in Gross Margin (as defined in the Plan) and 15% of the increase in Pre-Bonus Net Income (as defined in the Plan).  The base year amounts under the Plan are the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average for the Gross Margin and Pre-Bonus Net Income.  For fiscal 2007, the Company achieved the incentive goal in each of the following three criteria:  Same Store Sales, Gross Margin and Pre-Bonus Net Income.  The Bonus Pool, computed in accordance with the 2007 Management Incentive Plan, was $9,223,019, which was allocated among the executive officers as disclosed in the Summary Compensation Table on page 12.

Management of the Company has identified both Same Store Sales and Gross Margin as key indicators of Company performance, and the Compensation Committee has determined that growth in both Same Store Sales and Gross Margin, as well as growth in Pre-Bonus Net Income (as defined) will likely translate to an increase in the share price of the Company’s stock, thereby aligning management’s focus with that of the Company’s stockholders.

Non-Vested Stock

Non-Vested Stock is currently the only long-term compensation component of the Company’s executive compensation program.  Beginning in 2005, for a variety of market and competitive reasons, the Compensation Committee started limiting the use of stock options as long-term incentive compensation and instead began making grants of Non-Vested Stock.  The Compensation Committee believes that the use of Non-Vested Stock brings a greater degree of predictability and stability to the long-term incentive component of the management compensation program and more closely aligns the interests of management with those of shareholders.

The Compensation Committee determines the number of shares of Non-Vested Stock to be granted to the President.  The Compensation Committee also determines the number of shares of Non-Vested Stock to be granted to the other executive officers after consultation with the President.  The objective is to align compensation with long-term stockholder return and create a compensation program that motivates management to focus both on immediate results and economic rewards and on creating sustainable, long-term enterprise value for the Company’s stockholders.  In addition, in determining the number of shares for Non-Vested Stock grants, the Compensation Committee considers (among other facts such as market and competitive data) dilution and potential dilution.  The Compensation Committee considers the percentage of the total outstanding shares of the Company, determined on a fully diluted basis, represented by shares of Non-Vested Stock and the remaining outstanding stock options held both by executive officers and by all employees of the Company as a whole.  A subcomponent of that dilution, is represented by shares of Non-Vested Stock held by executive management.

Each grant of Non-Vested Stock vests only upon achievement of a Performance Goal and then in increments over a four-year period commencing on the first anniversary of the grant date.  The Compensation Committee believes that a four-year vesting period motivates management to adopt a longer term perspective on Company performance while simultaneously developing a strong retention incentive for executive officers.

The Committee believes that the Performance Goal further aligns management’s compensation with long-term stockholder returns.  The Company is seeking stockholder approval of performance goals for performance-based grants under the 2005 Restricted Stock Plan.  The Company intends that performance-based Non-Vested Stock grants for executive officers comply with the requirements for qualifying performance-based compensation under Section 162(m) of the Internal Revenue Code.  For additional information, see Proposal 4, Proposal to Approve Performance-Based Awards Granted Pursuant to the Company’s 2005 Restricted Stock Plan.

Shares of Non-Vested Stock were granted pursuant to the 2005 Restricted Stock Plan as of February 3, 2007 and subject to stockholder approval.  Non-Vested Stock granted under the Plan vests according to the terms of the 2007 Management Incentive Plan.  Those terms include a performance feature whereby one-half of the shares vest over four years if a 5% increase in Pre-Bonus Net Income is achieved and the other one-half vest over four years if an 8% increase in Pre-Bonus Net Income is achieved.  Shares granted for fiscal 2007 are disclosed in the Grants of Plan-Based Awards chart shown on page 13.

The Company achieved the performance goals set for fiscal 2007, thus all shares granted to executive officers and others on February 3, 2007, vested 20% immediately upon certification by the Compensation Committee that the goal had been met.  The remaining shares will vest 20% on January 31, 2009 and 30% on each January 30, 2010 and January 29, 2011.

The Compensation Committee has considered the application of the Internal Revenue Code which disallows a public company’s deduction for top executive’s compensation in the excess of $1,000,000.  The Committee intends that all of the compensation payable to its executive officers be deductible for income tax purposes.

Option Grants in Last Fiscal Year

There were no stock options granted in fiscal 2007 to any executive officers.  The Company granted 27,000 options to non-employee Directors during fiscal 2007.  As suggested by the Commission's rules on executive compensation disclosure, the Company used the Black-Scholes model of option valuation to determine grant date fair value.  The Company does not advocate or necessarily agree that the Black-Scholes model can properly determine the value of an option.  The present value calculations are based on a ten-year option term with an expected life of seven years.  Assumptions include:  interest rate of 4.8%, annual dividend yield of 2.4% and volatility of 39%.

Employment Agreements

The Company has no employment agreements under which any employee, including the executive officers, is entitled to employment for any specific period of time.  Each fiscal year the named executive officers sign an acknowledgment which contains the anticipated compensation arrangement for the employee for the current fiscal year and acknowledges that the employee is an employee at will and that the terms of the employment arrangement can be changed by the Company or terminated by either the Company or the officer at any time.  Each executive officer listed in the summary compensation table above receives a salary plus a cash incentive, based on growth in key performance categories, and Non-Vested Stock, as provided for in the 2007 Executive Compensation Plan.  For fiscal 2007 the acknowledgments provided base salary for each of these executive officers as follows:  Dennis H. Nelson $835,000, James E. Shada $475,000, Patricia K. Whisler $297,000, Brett P. Milkie $282,000 and Karen B. Rhoads $250,000.  For fiscal 2006 and 2005, the bonus amounts were paid according to the 2006 Executive Compensation Plan and the 2005 Executive Compensation Plan, respectively.  (See “Report of the Compensation Committee.”)

Bonuses are payable before April 15 of the year following the year to which they related and are contingent upon the employee being employed by the Company on the last day of the fiscal year for which the bonus was earned.  For purposes of computing bonuses for all executive officers identified in the summary compensation table "profits" mean Pre-Bonus, Pre-Tax Net Income, excluding income on cash and investments and after deducting bonus draws.

Related Party Transactions

The total amount owed to the Company by the Hirschfeld Family Trust is $975,000 ($600,000 principal plus $375,000 of accrued interest).  The loans are repayable with interest at the rate of 5 percent per annum and are represented by Promissory Notes dated July 27, 1994, July 14, 1995 and July 16, 1996, and are secured pursuant to and in accordance with the terms of a collateral assignment dated July 27, 1994, pursuant to which Jeffrey L.  Orr, as Trustee, has assigned and conveyed to the Company, as security for the loan, all of the Trust’s right, title and interest in a certain life insurance policy owned by the Trust and insuring the life of Daniel J. Hirschfeld.  The 1996 loan completed the planned periodic premium payments due on the insurance policy, requiring no additional loans.

Other Compensation

The Compensation Committee does not believe that perquisites and other compensation and benefits should play a major role in the overall executive compensation program.  The Company’s executive officers are offered the opportunity to defer a portion of their annual base salary and annual performance bonus through a 401(k) plan that is generally available Company-wide and through a more restricted (i.e., participation is limited to the Company’s President and other Executive Officers) non-qualified deferred compensation program, both of which include Company matching contributions.  The Compensation Committee views these deferral programs more as an individual retirement planning option for the employees and not as a long-term compensation program.  The amount of Company matching contributions for each named executive officer is reported in a footnote to the Summary Compensation Table.

The Company does provide an annual automobile allowance and limited personal use of the Company’s airplane to the Company’s President and Executive Vice-President of Sales.  The amount of these benefits is reported as a footnote to the Summary Compensation Table.

Potential Payments Upon Change in Control

Each of the Company’s stock option plans (i.e. the 1991 Stock Incentive Plan, the 1993 Director Stock Option Plan,  the 1995 Executive Stock Option Plan, the 1997 Executive Stock Option Plan and the 1999 Employee Stock Option Plan) contain identical provisions which permit the Compensation Committee, in its sole discretion, either at the time an Award is made or at any time prior to, or coincident with or after the time of a Change in Control, to provide for the acceleration of any time periods relating to the exercise or realization of such Awards, to provide for the purchase of such Awards, upon the Participant’s request, for an amount of cash equal to the Change in Control Value (as defined) of such rights had such Awards been currently exercisable or payable, to make such adjustments to Awards then outstanding as the Committee deems appropriate, or to cause the Awards then outstanding to be assumed or new rights substituted therefore by the surviving corporation in the Change in Control.

Generally a Change in Control is deemed to occur upon:

▪
Any acquisition (other than by an employee benefit plan sponsored or maintained by the Company, or by Dan Hirschfeld, or any member of his family) of 25% or more of the then outstanding voting securities of the Company, or 25% of more of the total value of all equity securities, if, at the time of such acquisition, Dan Hirschfeld, members of his family and his affiliates own less than 50% of the outstanding voting securities of the Company or less than 50% of the total value of all equity securities of the Company;

▪
If individuals who as the effective date of each Plan constitute the Board of Directors of the Company, and subsequently elected members of the Board whose election is approved or recommended by at least a majority of the current members or their successors, cease for any reason to constitute at least a majority of the Board of Directors.

▪
Approval by the stockholders of the Company of a merger, reorganization or consolidation with respect to which the individuals and entities who were the respective beneficial owners of the Common Stock of the Company immediately before the merger, reorganization or consolidation, do not, after such merger, reorganization or consolidation, beneficially own, directly or indirectly, more than 60% of respectively, the then outstanding Common Shares and the combined voting power other than outstanding voting securities entitled to vote generally in the election of directors of the Corporation resulting from such merger, reorganization or consolidation, or approval by the stockholders of a liquidation or dissolution of the Company, or the sale or other disposition of all or substantially all of the assets of the Company.

Commencing with options granted in 1997, the Stock Option Agreements issued by the Company pursuant to the Plans contain identical Change in Control provisions, which provide that if the option holder is terminated without Good Cause, or resigns for Good Reason, within twelve months of a Change in Control (as defined in the Plan and summarized above) then notwithstanding any other provision of the Agreement, all options shall be immediately vested effective as of the date of termination.

Generally, pursuant to the Option Agreements, “Good Cause” includes:

▪	dishonesty, intentional breach of fiduciary obligation or intentional wrongdoing of malfeasance;
▪	conviction of a criminal violation involving fraud or dishonesty; or
▪	material breach of the terms of any agreement between the employee and the Company.

Generally, pursuant to these agreements, “Good Reason” is deemed to exist when there is a:

▪	significant reduction in the scope of the Employee’s authority;
▪	reduction in the Participant’s rate of base pay;
▪	the Company changes the principal location in which Employee is required to perform services; or
▪
the Company terminates or amends any incentive plan or retirement plan that, when considered in the aggregate with any substitute plan or plans, the incentive plans and retirement plans fail to provide Employee with the level of benefits equivalent to at least 90% of the value of the level of benefits provided in the aggregate by the plans existing at the date of the Change in Control.

The “Restricted Stock Agreement” pursuant to which Non-Vested Shares are issued pursuant to the Company’s 2005 Restricted Stock Plan contains identical provisions providing for the immediate vesting of all Non-Vested Shares, for which performance goals have been achieved and certified, upon termination of employment within 12 months of a Change in Control, other than a termination for Good Cause or if the employee terminates his or her employment for other than a Good Reason.

If a Change in Control were to take place as of February 2, 2008, and the executives were to be terminated without Good Cause or resigned for Good Reason at such date, the estimated benefits that would be provided are as follows:

Name	Maximum Value of Accelerated Vesting of Stock Options	Maximum Value of Accelerated Vesting of Non-Vested Shares	Total
Dennis H. Nelson	0	$4,392,771	$4,392,771
James E. Shada	0	1,542,554	1,542,554
Karen B. Rhoads	0	748,460	748,460
Patricia K. Whisler	0	748,460	748,460
Brett P. Milkie	0	748,460	748,460

EXECUTIVE COMPENSATION AND OTHER INFORMATION

Summary of Cash and Certain Other Compensation
The following table summarizes the total compensation paid or accrued by the Company, to or on behalf of the Company's Chief Executive Officer, Chief Financial Officer and each of the three other most highly compensated executive officers of the Company whose compensation exceeded $100,000 (determined as of the end of the last fiscal year) for the fiscal year ended February 2, 2008:

SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($) (2)	Stock Awards ($)	Option Awards ($) (3)	Non- Equity Incentive Plan Compen- sation ($)	Change in Pension Value and Non- qualified Deferred compen- sation Earnings ($)	All Other Compen- sation ($) (1)	Total ($)
Dennis H. Nelson	2007	835,000	3,616,870	1,474,611	0	0	0	123,637	6,050,118
President	2006	805,000	1,232,031	1,019,879	0	0	0	131,882	3,188,792
and CEO

James E. Shada	2007	475,000	1,808,435	523,704	0	0	0	56,926	2,864,065
Executive Vice-	2006	460,000	616,016	369,095	0	0	0	52,786	1,497,897
President of Sales

Karen B. Rhoads	2007	250,000	723,374	254,100	0	0	0	12,173	1,239,647
Vice-President of	2006	240,000	246,406	179,069	0	0	0	13,483	678,958
Finance and CFO

Patricia K. Whisler	2007	297,000	723,374	254,100	0	0	0	16,202	1,290,676
Vice-President of	2006	285,000	246,406	179,069	0	0	0	19,246	729,721
Women’s Merchandising

Brett P. Milkie	2007	282,000	723,374	254,100	0	0	0	16,995	1,276,469
Vice-President of	2006	270,000	246,406	179,069	0	0	0	18,146	713,621
Leasing

(1)
These amounts include the Company's matching contribution into the 401(k) profit sharing plan for the plan year ended January 31, 2008 net of match forfeitures resulting from ACP testing.  The Company matched 50% of the employees' deferrals not exceeding 6% of gross earnings and subject to dollar limits per Internal Revenue Code regulations.  These amounts also include the Company’s matching contribution into The Buckle, Inc. Deferred Compensation Plan, covering the Executive Officers.  The Company matched 50% of the Vice-Presidents’ deferrals and 65% of the President’s deferrals, not exceeding 6% of gross earnings.  For Dennis H. Nelson and James E. Shada, Other Compensation also includes $17,000 and $13,000, respectively, of automobile allowance and $27,182 and $16,137, respectively, of value added to earnings for personal usage of the Company’s airplanes.

(2)
The executive officers’ bonuses for fiscal 2007 were calculated based upon the Company’s 2007 Management Incentive Plan, as approved at the 2007 Annual Meeting of Stockholders.  (See “Report of the Compensation Committee”)

(3)
Reflects the dollar amount recognized for financial statement reporting purposes for fiscal 2007 in accordance with SFAS 123(R), and thus includes amounts from awards granted in and prior to fiscal 2007.   Refer to Note I in the Notes to Financial Statements included in our Annual Report on Form 10-K for relevant assumptions used to determine the valuation of the stock awards.

GRANTS OF PLAN-BASED AWARDS

The following table sets forth, as to our named executive officers, information concerning Non-Vested stock granted during the fiscal year ended February 2, 2008.

		Estimated Future Payments Under Non-Equity Incentive Plan Awards			Estimated Future Payments Under Equity Incentive Plan Awards			All Other Stock Awards;	All Other Option Awards;	Exercise or Base
Name	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold ($)	Target ($)	Maximum ($)	Number of Shares of Stock or Units (#)	Number of Securities Underlying Options (#)	Price of Option Awards ($/Sh)
Dennis H. Nelson	2/04/2007	0	0	0	0	0	0	50,000	0	-
James E. Shada	2/04/2007	0	0	0	0	0	0	17,000	0	-
Karen B. Rhoads	2/04/2007	0	0	0	0	0	0	8,250	0	-
Patricia K. Whisler	2/04/2007	0	0	0	0	0	0	8,250	0	-
Brett P. Milkie	2/04/2007	0	0	0	0	0	0	8,250	0	-

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

The following table sets forth outstanding stock option awards classified as exercisable or unexercisable for each of our named executive officers as of February 2, 2008 and the number of shares of Non-Vested stock shares that have not vested as of February 2, 2008 and the market value of those shares as of that date:

	Option Awards					Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Equity Incentive Plans Awards; Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)	Market Value of Shares or Units of Stock That Have Not Vested ($)	Equity Incentive Plan Awards; Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards; Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (#)
Dennis H.	136,710	0	0	15.840	1/30/09	104,540	4,392,771	0	0
Nelson	155,292	0	0	8.923	1/29/10			0	0
	155,298	0	0	11.680	2/3/11			0	0
	170,152	0	0	11.673	2/2/12			0	0
	155,292	0	0	9.073	2/1/13			0	0
	155,307	0	0	15.173	1/31/14			0	0
James E.	23,081	0	0	11.673	2/2/12	36,710	1,542,554	0	0
Shada	16	0	0	9.073	2/1/13			0	0
	77,653	0	0	15.173	1/31/14			0	0
Karen B.	2,791	0	0	20.729	3/20/08	17,812	748,460	0	0
Rhoads	37,813	0	0	15.840	1/30/09			0	0
	37,809	0	0	8.923	1/29/10			0	0
	37,810	0	0	11.680	2/3/11			0	0
	41,862	0	0	11.673	2/2/12			0	0
	37,810	0	0	9.073	2/1/13			0	0
	37,813	0	0	15.173	1/31/14			0	0
Patricia K	37,813	0	0	15.840	1/30/09	17,812	748,460	0	0
Whisler	37,809	0	0	8.923	1/29/10			0	0
	37,810	0	0	11.680	2/3/11			0	0
	41,862	0	0	11.673	2/2/12			0	0
	37,810	0	0	9.073	2/1/13			0	0
	37,813	0	0	15.173	1/31/14			0	0
Brett P.	0	0	0	N/A	N/A	17,812	748,460	0	0
Milkie								0	0

There have been no stock options granted to executive officers since fiscal 2004, and, as of February 2, 2008, all stock options granted to the named executive officers were vested, resulting in no reported unexercisable options in the above chart.  The shares of Non-Vested Stock vest over a 4 year period with 20% upon certification of achievement of performance goals and 20% at the following fiscal year end, followed by 30% at each of the next two fiscal year ends.

OPTION EXERCISES AND STOCK VESTED

The following table sets forth Stock Options exercised and Non-Vested Stock acquired on vesting, for each of our named executive officers, during the fiscal year ended February 2, 2008, and the value realized upon exercise and vesting of the options and shares, respectively.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Dennis H. Nelson	236,193	6,252,953	39,540	1,555,871
James E. Shada	337,625	8,282,090	14,610	578,008
Karen B. Rhoads	19,806	465,252	7,088	280,414
Patricia K. Whisler	47,584	1,111,771	7,088	280,414
Brett P. Milkie	87,792	2,068,885	7,088	280,414

NON-QUALIFIED DEFERRED COMPENSATION

The following table sets forth earnings, distributions and balances for each of the named executive officers under the Company’s non-qualified deferred compensation plan for the fiscal year ended February 2, 2008.

Name	Executive Contributions Last FY ($)	Registrant Contributions Last FY ($)	Aggregate Earnings in Last FY ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last FYE ($)
Dennis H. Nelson	114,525	74,411	19,140	0	1,698,309
James E. Shada	91,229	22,745	13,767	0	783,163
Karen B. Rhoads	14,203	7,129	2,760	0	181,328
Patricia K. Whisler	29,112	11,158	-8,743	0	144,146
Brett P. Milkie	47,698	11,951	-2,113	0	482,926

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed with management of the Company the Compensation Discussion and Analysis which appears in this Proxy Statement under the captions “Executive Compensation” and “Executive Compensation and Other Information” and is required by Item 402(b) of SEC Regulation S-K.

Based upon such review and discussions, we recommended to the Board that such Compensation Discussion and Analysis be included in this Proxy Statement.

David A. Roehr, Chairman	Jack P. Peetz
Robert E. Campbell	Ralph M. Tysdal

Proposal 2

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

For the years ended February 2, 2008 and February 3, 2007, professional services were performed by Deloitte & Touche LLP, the member firms of Deloitte Touche Tohmatsu and their respective affiliates (collectively “Deloitte & Touche”).  Subject to stockholder ratification, the Audit Committee has re-appointed the firm of Deloitte & Touche LLP, an independent registered public accounting firm, as independent registered public accountants to audit the financial statements of the Company for the fiscal year 2008.  Deloitte & Touche LLP has served as the independent auditors of the Company since December 1990.

The Board of Directors recommends that stockholders vote "FOR" such ratification.  Unless contrary instructions are given, the proxies solicited by the Board of Directors will be voted "FOR" such ratification.  Ratification will require affirmative vote of holders of a majority of the Common Stock present or in proxy, at the meeting.

Audit and audit-related fees aggregated $431,397 and $403,875 for the years ended February 2, 2008 and February 3, 2007, respectively, and were composed of the following:

Audit Fees
The aggregate fees billed for the audit of the Company’s annual financial statements for the fiscal years ended February 2, 2008 and February 3, 2007 and for the reviews of the financial statements included in the Company’s Quarterly Reports on Form 10-Q for the fiscal years were $360,000 and $340,000, respectively.

Audit-Related Fees
The aggregate fees billed for Audit-Related services for the fiscal years ended February 2, 2008 and February 3, 2007 were $23,200 and $20,000, respectively.  These fees relate to the audit of the Company’s 401(k) Profit Sharing Plan for the plan years ended January 31, 2007 and 2006.

Tax Fees
The aggregate fees billed for tax services for the fiscal years ended February 2, 2008 and February 3, 2007 were $48,197 and $43,875, respectively.  These fees relate to preparation of the state and federal income tax returns and research on tax related matters for the fiscal years ended February 2, 2008 and February 3, 2007.

All Other Fees
The aggregate fees for services not included above were $0 and $0, respectively, for the fiscal years ended February 2, 2008 and February 3, 2007.

One or more representatives of Deloitte & Touche LLP are expected to be present at the Annual Meeting and will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting.  Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

Proposal 3

PROPOSAL TO APPROVE THE COMPANY’S
2008 MANAGEMENT INCENTIVE PLAN

The Board of Directors believes that the continued success of the Company depends on its ability to attract, retain and motivate key employees.  Accordingly, the Compensation Committee of the Board of Directors has reviewed the Company’s executive incentive compensation program and recommends that the Company’s stockholders approve the 2008 Management Incentive Plan (the “2008 Incentive Plan”).  In order for payment of certain incentive awards to be deductible under the current Internal Revenue Code (the “Code’), such awards must be paid under a plan like the 2008 Incentive Plan, which has been approved by the stockholders.  The 2008 Incentive Plan is set forth in Exhibit “A” to this Proxy Statement.

The following discussion is qualified in its entirety by reference to the text of the 2008 Incentive Plan.

Background

The 2008 Incentive Plan is modeled after the 2007 Management Incentive Plan approved by the stockholders of the Company at the Annual Meeting held in 2007 (the “2007 Incentive Plan”).  The 2007 Incentive Plan was designed to motivate the Company’s key employees to improve stockholder value by linking a portion of their compensation to the Company’s financial performance.  The 2007 Incentive Plan was a one-year plan.  The 2008 Incentive Plan is also a one-year plan.

The goals of the Compensation Committee with regard to cash compensation have been and continue to be:

•	to establish base salaries at a competitive level;
•	to establish a cash bonus program that rewards exceptional performance;
•	to eliminate cash bonuses based upon participation in the first dollar of profits; and
•	to eliminate an automatic and mathematical bonus in the event that the Company’s performance does not at least equal performance for the immediately preceding fiscal year.

Description of the Incentive Plan

The 2008 Incentive Plan is administered by the Compensation Committee of the Board of Directors.  The Compensation Committee must be comprised solely of Directors who are “Directors” as defined in Section 162(m) of the Code.  The 2008 Incentive Plan encompasses two types of incentives:

•	an annual Cash Award; and
•	an annual grant of Non-Vested Stock pursuant to the 2005 Restricted Stock Plan.

The Committee’s powers include authority, within the limitations set forth in the 2008 Incentive Plan, to:

•	select the persons to be granted Cash Awards and Shares of Non-Vested Stock;
•	determine the time when Cash Awards and Non-Vested Stock will be granted;
•	determine whether objectives and conditions for earning Cash Awards and Non-Vested Stock have been met;
•	determine whether payment of Cash Awards and Non-Vested Stock will be made at the end of an award period or deferred; and
•	approve discretionary year-end cash incentives for extraordinary events.

Any employee of the Company whose performance the Committee determines can have a significant effect on the success of the Company - designated a Key Employee by the Plan - will be granted annual incentive Cash Awards under the 2008 Incentive Plan.  Because the number of Key Employees may change over time and because the selection of participants is discretionary, it is impossible to determine the number of persons who will be eligible for awards under the 2008 Incentive Plan during its term.  However, it is anticipated that eight persons will receive Cash Awards for fiscal 2008 under the 2008 Incentive Plan.

The 2008 Incentive Plan includes the creation of a Bonus Pool as a Cash Incentive for executives.  This Bonus Pool will be calculated based upon dollars of growth in key performance categories compared to the Base Year Amounts, multiplied by the applicable percentage amounts as outlined in the Plan, multiplied by a factor determined by the growth in Pre-Bonus Net Income (the “Pre-Bonus Net Income Factor”) and multiplied by a factor determined by the growth in Gross Margin (the “Margin Factor”) (see Exhibit A).  The applicable percentage amounts for the 2008 Incentive Plan include 8.5% of the increase in Same Store Sales, 5% of the increase in Margin and 15% of the increase in Pre-Bonus Net Income.  The Base Year Amounts are determined using the immediately preceding fiscal year for Same Store Sales and the prior three-year rolling average for the Margin and Pre-Bonus Net Income, with the prior fiscal year receiving a weighting factor of 4 and the other two years receiving a weighting factor of 1.  The Pre-Bonus Net Income Factor is .80 of the increase in Pre-Bonus Net Income for increases from 0% to 19.99%; .70 for growth in Pre-Bonus Net Income of at least 20.0% and up to 29.99%; 0.64 for growth in Pre-Bonus Net Income of at least 30.0% and up to 39.99%; and .55 for growth in Pre-Bonus Net Income of 40% or greater.  The Margin Factor is .80 for growth in Margin up to 19.99%; ..70 for growth in Margin of at least 20.0% and up to 39.99%; and .64 for growth in Margin of 40% or greater.  Bonus Pool Awards pursuant to the 2008 Incentive Plan will be in addition to Base Salaries.

Base salaries for fiscal 2008 for the executive officers included in the Summary Compensation Table are as follows:

NAME	BASE SALARY
Dennis H. Nelson	$862,000
James E. Shada	$495,000
Patricia K. Whisler	$310,000
Brett P. Milkie	$300,000
Karen B. Rhoads	$262,000

Cash Awards

Each Participant in the Plan shall receive a Cash Award equal to 100% of the Participant’s share of the Bonus Pool.  The President’s share of the Bonus Pool is 39.2%, and the share of each other Participant in the Bonus Pool shall be determined by the President prior to the first day of each Plan Year (or immediately upon adoption of the Plan).

No Cash Award payment for the year may be made to an Executive until the Company’s Same Store Sales, Margin and Pre-Bonus Net Income for the year are certified by the Committee.  A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

Non-Vested Stock

Non-Vested Stock was granted, subject to stockholder approval, to Participants pursuant to the 2005 Restricted Stock Plan as of February 3, 2008.  Shares awarded under the Plan will vest according to a performance feature whereby one-half of the shares granted will vest over four years if a 5% increase in fiscal 2008 Pre-Bonus Net Income is achieved, and the second half of the shares granted will vest over four years if an 8% increase in fiscal 2008 Pre-Bonus Net Income is achieved.  Upon the Compensation Committee’s certification of the achievement of the performance results, 20% of the Non-Vested Stock Shares would vest immediately, with 20% vesting in January 2010, 30% in January 2011 and 30% in January 2012.  The Participant must remain in the employ of the Company on the vesting date in order to become vested in the Shares.

Amendments

The Committee may amend the 2008 Incentive Plan from time to time, provided that no amendment to the 2008 Incentive Plan shall be effective unless approved by the Company’s stockholders, to the extent that such stockholder approval is required under Section 162(m) of the Code with respect to awards which are intended to qualify under that Section.

New Plan Benefits

No Cash Awards have been granted under the 2008 Incentive Plan, and it is not determinable what Cash Awards will be received by any employee under the 2008 Incentive Plan.  However, the following table provides information concerning the Cash Award and Non-Vested Stock that would have been received by each of the following persons and groups for the last completed fiscal year had the 2008 Incentive Plan been in effect:

NEW PLAN BENEFITS
2008 Management Incentive Plan

Name and Position	Cash Award	Non-Vested Stock
Dennis H. Nelson, President and CEO	3,616,870	50,000
James E. Shada, Executive Vice-President of Sales	1,808,435	13,000
Karen B. Rhoads, Vice-President of Finance and CFO	723,374	8,250
Patricia K. Whisler, Vice-President of Women’s Merchandising	723,374	8,250
Brett P. Milkie, Vice-President of Leasing	723,374	8,250
All Executive Officers	9,223,019	112,250
Non-Executive Officer Directors (0 persons)	-0-	-0-

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting.  Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 3, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2008 MANAGEMENT INCENTIVE PLAN.

Proposal 4

PROPOSAL TO APPROVE PERFORMANCE-BASED AWARDS GRANTED PURSUANT TO THE COMPANY’S 2005 RESTRICTED STOCK PLAN

On February 3, 2008, the Compensation Committee approved grants of Non-Vested Stock to certain executive officers of the Company pursuant to the 2005 Restricted Stock Plan, as follows:

Name	Number of Non-Vested Shares	Name	Number of Non-Vested Shares
Dennis H. Nelson	50,000	Patricia K. Whisler	8,250
James E. Shada	13,000	Brett P. Milkie	8,250
Karen B. Rhoads	8,250

The Shares of Non-Vested Stock were granted subject to a performance feature that requires that the Company’s fiscal 2008 Pre-Bonus Net Income to increase at least 5% above the fiscal 2007 Pre-Bonus Net Income for one-half of the Shares of Non-Vested Stock to be vested; and to increase 8% above the fiscal 2007 Pre-Bonus Net Income for the second half of the Shares of Non-Vested Stock to be vested.  The grant of Non-Vested Stock provides that if the performance target is met, the Non-Vested Stock will vest 20% upon the Compensation Committee’s certification of the performance results, 20% in January 2010, 30% in January 2011 and 30% in January 2012.  The Participant must remain in the employ of the Company on the vesting date in order to become vested in the shares.

You are being asked to approve the terms of the performance goals.  This approval is required under the Internal Revenue Code and Internal Revenue Service Regulations (the “Code”) in order to preserve the Company’s federal income tax deduction with respect to the grant of these Non-Vested Shares.

Purpose of Proposal

As discussed in the Report of the Compensation Committee in this Proxy Statement, the Company generally seeks to preserve its ability to claim tax deductions for compensation paid to executives to the greatest extent practicable.  Section 162(m) of the Code sets limits on the Company’s federal income tax deduction for compensation paid in any taxable year to an individual who, on the last day of the taxable year, was (i) the Chief Executive Officer or (ii) among the four other highest-compensated executive officers whose compensation is reported in the Summary Compensation Table of the Proxy Statement.  “Qualified performance-based compensation” which can include compensation from stock options, cash awards and certain grants of Non-Vested Stock, is not subject to this deduction limit, and therefore is fully deductible, if certain conditions are met.  One of the conditions is stockholder approval of the material terms of the performance goals under which the compensation is paid.

Non-Vested Stock granted by the Compensation Committee on February 3, 2008 was subject to the condition that the stockholders approve the performance goals.

Material terms of the performance goals

Under the grant of Non-Vested Stock, performance goals apply to fiscal 2008 and require that Pre-Bonus Net Income for the year increase at least 5% and 8% over the Pre-Bonus Net Income for the prior fiscal year before each one-half of the Non-Vested Stock vests.  Non-Vested Stock was granted to each executive officer.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting.  Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 4, THE BOARD OF DIRECTORS RECOMMENDS THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PERFORMANCE-BASED AWARDS GRANTED PURSUANT TO THE COMPANY’S 2005 RESTRICTED STOCK PLAN.

Proposal 5

PROPOSAL TO APPROVE THE COMPANY’S
2008 DIRECTOR RESTRICTED STOCK PLAN

Overview

Proposal 5 relates to a proposed new Plan to replace the 1993 Director Stock Option Plan, pursuant to which stock options were granted to the non-employee Directors of the Company.  The new Plan would grant shares of non-vested stock to the non-employee Directors of the Company.  A detailed description of the Plan appears under the caption “Description of the Director Plan” directly below.

The Board of Directors of the Company has adopted, subject to stockholder approval, the 2008 Director Restricted Stock Plan (the “Director Plan”), which will replace the 1993 Director Stock Option Plan.

Description of the Director Plan

Under the Director Plan each non-employee Director (defined as a Director of the Company who is not an officer or employee of the Company or any Subsidiary) is annually granted non-vested shares of Common Stock of the Company.  The Plan is essentially self-operative, that is, the timing, amounts, recipients and other terms of individual grants of non-vested stock are determined by the provisions of the Plan itself and are not subject to the discretion of any individual or group of individuals.  One thousand five hundred (1,500) shares of non-vested stock are granted to each non-employee Director on the first day of each fiscal year of the Company, commencing with the 2009 fiscal year.  In addition, each non-employee Director is granted five hundred (500) non-vested shares on the date such Director is first elected to the Board of Directors of the Company.  All non-vested shares vest 25% immediately, with an additional 25% being vested on each of the first three successive anniversaries of the date of the grant.  In each case vesting is subject to the holder remaining a Director of the Company on the vesting date (subject to early vesting in case of death, retirement or disability).

A total of sixty thousand (60,000) shares of Common Stock are presently reserved for issuance under the Director Plan.  This amount will be appropriately adjusted in the event of certain changes in the Company's capitalization or in a merger or similar corporate transaction.  Shares subject to the Director Plan may be either authorized but unissued shares or treasury shares.

Shares that have not become vested are forfeited as of the date a holder ceases to serve as a Director for any reason other than the Director's death, disability or retirement (as defined).  If a Holder ceases to be a Director of the Company due to retirement on or after attaining the age of sixty-five (65) (or such earlier date as such Holder shall be required or permitted to retire under the Company’s retirement policy then in effect), all Shares of Restricted Stock which have been issued and outstanding for at least twelve (12) months as of the date of retirement shall be deemed to have Vested in full as of the date of retirement.  If a Holder ceases to be a Director due to disability (the existence of which disability shall be determined by the Board in the Board’s sole discretion, which determination shall be conclusive), all Shares of Restricted Stock shall be deemed to have Vested in full as of the date of disability.  If a Holder dies while a Director of the Company the Shares of Restricted stock shall be deemed to have Vested in full as of the date of death.

Non-vested shares are not transferrable.

The Board of Directors may amend or terminate the Director Plan.  However, no such amendment or termination may (i) impair any non-vested share previously granted under the Plan without the agreement of the holder, (ii) effect a change in the formula for the amount of non-vested shares more than once every six months, other than to comport with changes in the Code, ERISA, or the rules thereunder, or (iii) without stockholder approval, amend the provisions of the Plan setting the terms of non-vested shares.

Reasons for Amendments

On February 10, 2005, the Compensation Committee of the Company adopted the 2005 Restricted Stock Plan for the express purpose of replacing stock options previously granted to Company employees with shares of restricted or non-vested stock.  The 2005 Restricted Stock Plan for employees was approved by the stockholders of the Company at the Annual Meeting of Shareholders held on June 2, 2005.  The Board of Directors of the Company believes that the change from stock options to grants of non-vested shares to employees of the Company is consistent with compensation trends for publicly traded companies in the United States.

Adoption of the 2008 Director Restricted Stock Plan will complete the process begun in 2005, replacing grants of stock options with grants of non-vested stock for the non-employee Directors of the Company.

Stockholder Action

The Board of Directors believes that adoption of the Director Plan is appropriate and consistent with the Company’s objectives of attracting and retaining Directors of outstanding competence and aligning their interests with those of the stockholders of the Company.  Accordingly, the Board believes that approval of the Director Plan is in the best interest of the Company and its stockholders.

Approval of this Proposal requires a favorable vote of the holders of a majority of the votes cast by all holders of the outstanding shares of Common Stock voting together as a single class at the meeting.  Therefore, an abstention will not have the effect of a vote for or against the Proposal and will not be counted in determining the number of votes required for approval, but will be counted in determining the presence of a quorum.

WITH RESPECT TO PROPOSAL 5, THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE COMPANY’S 2008 DIRECTOR RESTRICTED STOCK PLAN.

REPORT OF THE AUDIT COMMITTEE

The Audit Committee currently consists of four members of the Board, each of whom is independent of the Company and its management, as defined by the New York Stock Exchange listing standards.

In March 2000, the Board adopted a charter for the audit committee, a copy of which was attached as Appendix A to the Company’s proxy statement for the meeting held in 2001.  The charter specifies the scope of the audit committee’s responsibilities and how it carries out those responsibilities.  A copy of the Audit Committee Charter is also available free of charge on the Company’s website, www.buckle.com, or upon written request to the Corporate Secretary, The Buckle, Inc., P.O. Box 1480., Kearney, NE  68848.

The audit committee has reviewed and discussed the Company’s February 2, 2008 audited financial statements with management and with Deloitte & Touche LLP, the Company’s independent registered public accounting firm.  The audit committee also has discussed with Deloitte & Touche LLP the matters required to be discussed by Statement on Auditing Standards No.  61 (Communication with Audit Committees), as amended.

The audit committee also has received from Deloitte & Touche LLP the written disclosures and the letter required by the Independence Standards Board Standard No.  1 (Independence Discussions with Audit Committees) and has discussed with Deloitte & Touche LLP their independence from the Company.  The audit committee also has considered whether the provision of non-audit services to the Company is compatible with the independence of Deloitte & Touche LLP.

Based on the review and discussion referred to above, the audit committee recommended to the Board that the February 2, 2008 audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended February 2, 2008 to be filed with the Securities and Exchange Commission.

This report was submitted by the Audit Committee of the Board, which is comprised of:

Bill L. Fairfield, Chairman	David A. Roehr
Robert E. Campbell	Bruce L. Hoberman

OTHER MATTERS

The Board of Directors knows of no other matters to be brought before this Annual Meeting.  However, if other matters should come before the meeting, it is the intention of each person named in the proxy to vote such proxy in accordance with his judgment on such matters, discretionary authority to so do being included in each proxy.

PROPOSALS FOR 2009 ANNUAL MEETING

Although the date for the Annual Stockholders' meeting to be held in 2009 has not been set, the rules adopted by the Securities and Exchange Commission require that this statement disclose the date by which stockholders’ proposals must be received by the Company in order to be included in next year's Proxy Statement.  According to those rules, a stockholder's proposal should be received by the Company at its office in Kearney, Nebraska on or before December 28, 2008.

By Order of the Board of Directors

/s/ Kyle L. Hanson
Kyle L. Hanson, Secretary

April 25, 2008

EXHIBIT A

THE BUCKLE, INC.
2008 EXECUTIVE INCENTIVE PLAN

1.    PURPOSES

The purpose of The Buckle, Inc. 2008 Executive Incentive Plan is to reward the Company’s Executive Officers for increasing stockholder value by creating a bonus program that assures (on average) that increases in executive compensation will mirror increases in stockholder value.

2.    DEFINITIONS

A.	“Applicable Percentage Amounts” means 8.5% of the Increase in Same Store Sales; 5.00% of the Increase in Margin; and 15.0% of the Increase in Pre-Bonus Net Income.

B.
“Base Year” means the immediately preceding fiscal year with regard to Same Store Sales and the rolling average for the immediately preceding three (3) fiscal years with regard to Margin and Pre-Bonus Net Income; for purposes of computing the rolling average the most recent fiscal year shall be weighted by a factor of 4; the remaining two years shall be weighted by a factor of 1.

C.
“Bonus Pool” means the amount calculated each Plan Year comprised of the total of the Applicable Percentage Amounts multiplied by the Pre-Bonus Net Income Factor (for the Applicable Percentage amount of the Increase in Pre-Bonus and Pre-Tax Net Income) and the Margin Factor (for the Applicable Percentage Amount of the Increase in Margin).

D.	“Cash Award” means any cash incentive payment made under the Plan.

E.	“Code” means the Internal Revenue Code of 1986, as amended.

F.
“Committee” means the Compensation Committee of The Buckle, Inc.’s Board of Directors, or such other committee designated by that Board of Directors.  The Committee shall be comprised solely of Directors who are Directors under Section 162(m) of the Code.

G.	“Company” means The Buckle, Inc.

H.	“Executive Officers” means the officers of the Company and designated as Executive Officers in the Company’s annual report on Form 10-K as filed with the Securities and Exchange Commission.

I.	“GAAP” means generally accepted accounting principles consistently applied.

J.
“Increase” means the amount by which the Company’s Same Store Sales, Margin and Pre-Bonus Net Income in the current Plan Year exceed the Base Year amounts for Same Store Sales, Margin and Pre-Bonus Net Income, respectively.

K.	“Margin” means gross sales less the cost of sales (including buying, occupancy and distribution expenses) determined in accordance with GAAP.

L.	“Margin Factor” means the factor set forth below with respect to the Increase in Margin.

Increase in Margin	Margin Factor
0% to 19.99%	.80
20.00% to 39.99%	.70
> 40%	.64

M.	“Participant” means any individual to whom an Award is granted under the Plan.

N.	“Plan” means this Plan, which shall be known as The Buckle, Inc. 2008 Executive Incentive Plan.

O.	“Plan Year” means a fiscal year of the Company.

P.
“Pre-Bonus Net Income” means the Company’s net income from operations after the deduction of all expenses, excluding administrative and store manager percentage bonuses and excluding income taxes.  Net income from operations does not include earnings on cash investments.

Q.	“Pre-Bonus Net Income Factor” means the factor set forth below with respect to Increase in Pre-Bonus Net Income.

Increase in Pre-Bonus Net Income	Pre-Bonus Net Income Factor
0% to 19.99%	.80
20.00% to 29.99%	.70
30.00% to 39.99%	.64
> 40%	.55

	R.	“Non-Vested Stock” means shares of the Company’s Common Stock granted pursuant to the Company’s 2005 Restricted Stock Plan.

	S.	“Same Store Sales” means gross sales from stores open at least twelve (12) months, including the online store sales, but excluding closed stores.

3.	ADMINISTRATION

	A.	The Plan shall be administered by the Committee. The Committee shall have the authority to:

		(i)	interpret and determine all questions of policy and expediency pertaining to the Plan;

		(ii)	adopt such rules, regulations, agreements and instruments as it deems necessary for its proper administration;

		(iii)	grant waivers of Plan or Award conditions (other than Awards intended to qualify under Section 162(m) of the Code);

		(iv)	accelerate the payment of Awards (but with respect to Awards intended to qualify under Section 162(m) of the Code, only as permitted under that Section);

		(v)	correct any defect, supply any omission or reconcile any inconsistency in the Plan, any Award or any Award notice;

		(vi)	take any and all actions it deems necessary or advisable for the proper administration of the Plan;

		(vii)	adopt such Plan procedures, regulations, sub-plans and the like as it deems are necessary to enable Executive Officers to receive Awards; and

(viii)
amend the Plan at any time and from time to time, provided however than no amendment to the Plan shall be effective unless approved by the Company’s stockholders, to the extent such stockholder approval is required under Section 162(m) of the Code with respect to Awards which are intended to qualify under that Section.

4.	ELIGIBILITY

All Executive Officers are eligible to become a Participant in the Plan.

5.	CASH AWARDS

A.
Each Participant in the Plan shall receive a Cash Award calculated to be equal to 100% of the Participant’s share of the Bonus Pool.  The President’s share of the Bonus Pool shall be 39.2% and the share of each other Participant in the Bonus Pool shall be determined by the President prior to the first day of each Plan Year.

B.
Executives may be eligible for a discretionary year-end cash incentive for extraordinary events, such as mergers or acquisitions, as may be determined by the Compensation Committee of the Board of Directors in its discretion.

C.
No payment of a Cash Award for the year may be made to an Executive until the Company’s Same Store Sales, Margin and Pre-Bonus Net Income for the year are certified by the Committee.  A Participant shall not be entitled to receive payment of an Award unless such Participant is still in the employ of (and shall not have delivered notice of resignation to) the Company on the last day of the fiscal year for which the Cash Award is earned.

	D.	The Company shall withhold all applicable federal, state, local and foreign taxes required by law to be paid or withheld relating to the receipt or payment of any Cash Award.

6.	NON-VESTED STOCK

Participants will be granted shares of Non-Vested Stock pursuant to the 2005 Restricted Stock Plan. Shares of Non-Vested Stock shall be granted to the Executive Officers as follows:

Name	Number of Restricted Shares
Dennis H. Nelson	50,000
James E. Shada	13,000
Brett P. Milkie	8,250
Patricia K. Whisler	8,250
Karen B. Rhoads	8,250

Shares awarded under the 2005 Restricted Stock Plan will vest according to a performance feature whereby one-half of the Shares granted will vest over four years if a 5% increase in fiscal 2008 Pre-Bonus Net Income is achieved; and the second half of the Shares granted will vest over four years if an 8% increase in fiscal 2008 Pre-Bonus Net Income is achieved.  Upon the Compensation Committee’s certification that the Performance Goal has been reached, 20% of the Non-Vested Stock Shares will vest immediately, with 20% vesting in January 2010, 30% in January 2011 and 30% in January 2012.  The Participant must remain in the employ of the Company on those dates to have the Non-Vested Stock Shares vest.  Each Share of Non-Vested Stock shall be subject to the terms of a Non-Vested Stock Agreement between the Company and the Participant, which Agreement shall contain such other provisions as determined by the Committee.

7.	GENERAL

A.
The Plan became effective as of February 22, 2005, subject to shareholder approval at the 2005 annual meeting of the Company’s stockholders, was amended by stockholders at the 2006 annual meeting of the Company’s stockholders, and was again amended at the 2007 annual meeting of the Company’s stockholders to increase the number of shares authorized for grant and to extend the term of the plan to include fiscal years 2007, 2008 and 2009.

B.
Any rights of a Participant under the Plan shall not be assignable by such Participant, by operation of law or otherwise, except by will or the laws of descent and distribution.  No Participant may create a lien on any funds or rights to which he or she may have an interest under the Plan, or which is held by the Company for the account of the Participant under the Plan.

C.
Participation in the Plan shall not give any Key Employee any right to remain in the employ of the Company.  Further, the adoption of the Plan shall not be deemed to give any Executive Officer or other individual the right to be selected as a Participant or to be granted an Award.

	D.	To the extent any person acquires a right to receive payments from the Company under this Plan, such rights shall be no greater that the rights of an unsecured creditor of the Company.

	E.	The Plan shall be governed by and construed in accordance with the laws of the State of Nebraska.

EXHIBIT B

THE BUCKLE, INC.
2008 DIRECTOR RESTRICTED STOCK PLAN

1.	Purpose; Effectiveness of the Plan.

(a)
The purpose of this Plan is to encourage ownership of Common Stock by Directors of the Company, upon whose judgment and interest the Company is dependent for its successful operation and growth, in order to increase their proprietary interest in the Company’s success and to encourage them to serve as Directors of the Company.

(b)
The Plan is intended to comply with the terms and provisions of Rule 16b-3 promulgated under the Securities Exchange Act of 1934 as in effect from time to time.  Any provision of the Plan or any Agreement inconsistent with the terms of such Rule shall be inoperative and shall not affect the validity of the Plan, such Agreement or any provision thereof.

(c)
This Plan will become effective on the date of its adoption by the Board of Directors, provided this Plan is approved by the stockholders of the Company within twelve (12) months after that date.  If this Plan is not so approved by the stockholders of the Company within such period of time, any agreements entered into under this Plan, and any issuances of Stock thereunder, will be rescinded and will be void.  This Plan will remain in effect for ten (10) years or until it is terminated by the Board of Directors under Section 9 hereof.  This Plan will be governed by, and construed in accordance with, the laws of the State of Nebraska.

2.	Certain Definitions.

Unless the context otherwise requires, the following defined terms (together with other capitalized terms defined elsewhere in this Plan) will govern the construction of this Plan, and of any agreements entered into pursuant to this Plan:

	(a)	“1933 Act” means the federal Securities Act of 1933, as amended;

	(b)	“1934 Act” means the federal Securities Exchange Act of 1934, as amended;

	(c)	“Board” means the Board of Directors of the Company;

(d)
“Code” means the Internal Revenue Code of 1986, as amended (references herein to Sections of the Code are intended to refer to Sections of the Code as enacted at the time of this Plan’s adoption by the Board and as subsequently amended, or to any substantially similar successor provisions of the Code resulting from recodification, renumbering or otherwise;

	(e)	“Company” means The Buckle, Inc., a Nebraska corporation;

	(f)	“Eligible Participant” means a Non-Employee Director;

	(g)	“Holder” means an Eligible Participant to whom any Restricted Stock is issued hereunder, and any permitted transferee thereof pursuant to a Transfer authorized under this Plan;

	(h)	“Non-Employee Director” means a Director of the Company who is not an officer or employee of the Company or any subsidiary.

	(i)	“Plan” means this 2008 Director Restricted Stock Plan of the Company;

	(j)	“Purchase Price” means the price per share at which an Eligible Participant may purchase Restricted Stock hereunder, pursuant to a Restricted Stock Agreement, which price may be zero;

	(k)	“Restricted Stock” means Stock issued or issuable by the Company pursuant to this Plan;

	(l)	“Restricted Stock Agreement” means an agreement between the Company and an Eligible Participant to evidence the terms and conditions of the issuance of Restricted Stock hereunder;

	(m)	“Stock” means shares of the Company’s Common Stock, $.01 par value;

	(n)	“Subsidiary” has the same meaning as “Subsidiary Corporation” as defined in Section 424(f) of the Code;

(o)
“Termination Event” means, with respect to any Holder of Restricted Stock, any event that results in such Holder no longer being an Eligible Participant hereunder for any reason whatsoever (whether by reason of such Holder’s death, disability, voluntary resignation, involuntary termination or any other reason).

(p)
“Transfer,” with respect to Restricted Stock, includes, without limitation, a voluntary or involuntary sale, assignment, transfer, conveyance, pledge, hypothecation, encumbrance, disposal, loan, gift, attachment or levy of such Restricted Stock, including without limitation an assignment for the benefit of creditors of the Holder, a transfer by operation of law, such as a transfer by will or under the laws of descent and distribution, an execution of judgment against the Restricted Stock or the acquisition of record or beneficial ownership thereof by a lender or creditor, a transfer pursuant to a qualified domestic relations order, or to any decree of divorce, dissolution or separate maintenance, any property settlement, any separation agreement or any other agreement with a spouse under which a part or all of the shares of Restricted Stock are transferred or awarded to the spouse of the Holder or are required to be sold; or a transfer resulting from the filing by the Holder of a petition for relief, or the filing of an involuntary petition against such Holder, under the bankruptcy laws of the United States or of any other nation.

3.	Eligibility.

The Company may issue Restricted Stock under this Plan only to persons who are Eligible Participants as of the time of such issuance.  Subject to the provisions of section 5, there is no limitation on the amount of Restricted Stock that may be issued to an Eligible Participant.

4.	Administration.

	(a)	Board. The Board will administer this Plan.

(b)
Authority and Discretion of the Board.  The Board will have full and final authority in its discretion, at any time and from time to time, subject only to the express terms, conditions and other provisions of the Company’s Articles of Incorporation, Bylaws and this Plan to interpret this Plan, to prescribe, amend and rescind rules and regulations relating to this Plan, and to make all other determinations necessary or advisable for the operation and administration of this Plan.

(c)
Restricted Stock Agreements.  Restricted Stock will be issued hereunder only upon the execution and delivery of a Restricted Stock Agreement by the Holder and a duly authorized officer of the Company.  Restricted Stock will not be deemed issued merely upon the authorization of such issuance by the Board.

5.	Shares Reserved for Restricted Stock.

(a)
Director Restricted Stock Pool.  The aggregate number of shares of Restricted Stock that may be issued pursuant to this Plan will not exceed sixty Thousand (60,000) (the “Director Restricted Stock Pool”), provided that such number will be increased by the number of shares of Restricted Stock that the Company subsequently may reacquire through repurchase or otherwise.

(b)
Adjustments Upon Changes in Stock.  In the event of any change in the outstanding Stock of the Company as a result of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification, appropriate proportionate adjustments will be made in: (i) the aggregate number of shares of Restricted Stock in the Director Restricted Stock Pool that may be issued pursuant to this Plan; and (ii) other rights and matters determined on a per share basis under this Plan or any Restricted Stock Agreement hereunder.  Any such adjustments will be made only by the Board, and when so made will be effective, conclusive and binding for all purposes with respect to this Plan.  If there is any other change in the number or kind of the outstanding shares of Stock of the Company, or of any other security into which that Stock has been changed or for which it has been exchanged, and if the Board, in its sole discretion, determines that this change requires any adjustment in the restrictions on Transfer, rights of repurchase, or rights of first refusal in Restricted Stock then subject to this Plan, such an adjustment will be made in accordance with the determination of the Board.  No such adjustments will be required by reason of the issuance or sale by the Company for cash or other consideration of additional shares of its Stock or securities convertible into or exchangeable for shares of Stock.

6.	Awards Under the Plan; Terms of Restricted Stock Agreements.

(a)
Procedure.  Subject to the provisions of paragraph 5 limiting the maximum number of Shares subject to award under the Plan, (i) each Non-Employee Director shall be granted, as of the date such Director is first elected to the Board of Directors, Five Hundred (500) shares of Restricted Stock, and (ii) on the first day of each fiscal year of the Company, each Non-Employee Director shall be awarded One Thousand Five Hundred (1,500) shares of Restricted Stock.  Each issuance of Restricted Stock pursuant to this Plan will be evidenced by a Restricted Stock Agreement between the Company and the Eligible Participant to whom such Restricted Stock is to be issued, in form and substance satisfactory to the Board in its sole discretion, consistent with this Plan.  Each Restricted Stock Agreement will specify the Purchase Price with respect to the Restricted Stock to be sold to the Holder thereunder, which Purchase Price will be zero.  Without limiting the foregoing, each Restricted Stock Agreement (unless otherwise stated therein) will be deemed to include the following terms and conditions:

(b)
Covenants of Holder.  Nothing contained in this Plan, any Restricted Stock Agreement or in any other agreement executed in connection with the issuance of Restricted Stock under this Plan will confer upon any Holder any right with respect to the continuation of his or her status as a Director of the Company, and its subsidiaries.

	(b)	Vesting Periods, Company Repurchase Right.

(i)
Vesting.  Each Restricted Stock Agreement shall specify the period or periods of time within which the Restricted Stock issued thereunder may be repurchased by the Company or its assignee (the “Vesting Period”).  The Vesting Period shall be: Twenty five percent (25%) of the Shares awarded pursuant to Section 6(a) shall be Vested immediately upon the date of the Award; twenty five percent (25%) of the Shares shall be deemed Vested on each annual anniversary of the date of grant, so that all Shares shall be deemed Vested on the third (3rd) anniversary of the date of award.

(ii)
Retirement; Disability; Death.  If a Holder ceases to be a Director of the Company due to retirement on or after attaining the age of sixty-five (65) (or such earlier date as such Holder shall be required or permitted to retire under the Company’s retirement policy then in effect), all Shares of Restricted Stock which have been issued and outstanding for at least twelve (12) months as of the date of retirement shall be deemed to have Vested in full as of the date of retirement.  If a Holder ceases to be a Director due to disability (the existence of which disability shall be determined by the Board in the Board’s sole discretion, which determination shall be conclusive), all Shares of Restricted Stock shall be deemed to have Vested in full as of the date of disability.  If a Holder dies while a Director of the Company the Shares of Restricted stock shall be deemed to have Vested in full as of the date of death.

(iii)
Scope of Repurchase Right.  Upon the occurrence of any Termination Event with respect to any Holder of Restricted Stock, the Company will have an assignable right (but not an obligation), to repurchase any Unvested shares of Restricted Stock owned by such Holder at the time of such Termination Event for a repurchase price per share equal to the Holder’s original cost per share, subject to appropriate adjustment pursuant to section 5(b), which repurchase price will be zero if the purchase price was zero.

(iv)
Mechanics and Notice.  Within thirty (30) days after any such Termination Event, the Holder of any Unvested Restricted Stock will provide to the Company a notice of the occurrence of such Termination Event.  Within ninety (90) days of the receipt of such notice, the Company will exercise its right, if at all, by informing the Holder in writing of the Company’s intention to do so, and specifying a closing date within such ninety (90) day period.  The Unvested Stock will be repurchased at the Company’s principal executive offices on that date.  The repurchase price will be paid in cash or cancellation of indebtedness (if any) at that time.  If the Company (or its assignee ) fails to exercise its purchase rights as provided under this Section 6(b), then at the end of the ninety (90) day period referred to herein, all Unvested Restricted Stock of the Holder immediately will become Vested Restricted Stock for all purposes hereunder.

(d)	Restrictions on Transfer of Restricted Stock.

(i)
General Rule on Permissible Transfer of Restricted Stock.  Unvested Restricted Stock may not be transferred.  Vested Restricted Stock may be Transferred only in accordance with the specific limitations on the Transfer of Restricted Stock imposed by the Restricted Stock Agreement or by applicable state or federal securities laws and set forth below, and subject to certain undertakings of the transferee (subsection 6(c)(iii)).  All Transfers of Restricted Stock not meeting the conditions set forth in this Section 6(c) are expressly prohibited.

(ii)
Effect of Prohibited Transfer.  Any prohibited Transfer of Restricted Stock is void and of no effect.  Should such a Transfer purport to occur, the Company may refuse to carry out the Transfer on its books, attempt to set aside the Transfer, enforce any undertaking or right under this subsection 6(c), or exercise any other legal or equitable remedy.

(iii)
Required Undertaking.  Any Transfer that would otherwise be permitted under the terms of this Plan is prohibited unless the transferee executes such documents as the Company may reasonably require to ensure that the Company’s rights under a Restricted Stock Agreement and this Plan are adequately protected with respect to the Restricted Stock so Transferred.  Such documents may include, without limitation, an agreement by the transferee to be bound by all of the terms of this Plan, and of the applicable Restricted Stock Agreement, as if the transferee were the original Holder of such Restricted Stock.

(iv)
Escrow.  To facilitate the enforcement of the restrictions on Transfer set forth in this Plan, the Board may, at its discretion, require the Holder of shares of Restricted Stock to deliver the certificate(s) for such shares with a stock power executed in blank by Holder and Holder’s spouse (if required for transfer), to the Secretary of the Company or his or her designee, to hold said certificate(s) and stock power(s) in escrow and to take all such actions and to effectuate all such Transfers and/or releases as are in accordance with the terms of this Plan.  The certificates may be held in escrow so long as the shares of Restricted Stock whose ownership they evidence are subject to any right of repurchase or of first refusal under this Plan or under a Restricted Stock Agreement.  Each Holder acknowledges that the Secretary of the Company (or his or her designee) is so appointed as the escrow holder with the foregoing authorities as a material inducement to the issuance of shares of Restricted Stock under this Plan, that the appointment is coupled with an interest, and that it accordingly will be irrevocable.  The escrow holder will not be liable to any party to a Restricted Stock Agreement (or to any other party) for any actions or omissions unless the escrow holder is grossly negligent relative thereto.  The escrow holder may rely upon any letter, notice or other document executed by any signature purported to be genuine.

(e)	Additional Restrictions on Transfer. By accepting Restricted Stock under this Plan, the Holder will be deemed to represent, warrant and agree as follows:

(i) Applicable Laws. The Holder understands that each Transfer of the Restricted Stock requires full compliance with the provisions of all applicable laws.

(ii)
Investment Intent.  Unless a registration statement is in effect with respect to the sale and issuance of the Restricted Stock to the Holder hereunder: (1) the Holder is purchasing the Restricted Stock for his or her own account and not with a view to distribution within the meaning of the 1933 Act, other than as may be effected in compliance with the 1933 Act and the rules and regulations promulgated thereunder; (2) no one else will have any beneficial interest in the Restricted Stock; and (3) Holder has no present intention of disposing of the Restricted Stock at any particular time.

(f)
Compliance with Law.  Notwithstanding any other provision of this Plan, Restricted Stock may be issued pursuant to this Plan only after there has been compliance with all applicable federal and state securities laws, and such issuance will be subject to this overriding condition.  The Company will not be required to register or qualify Restricted Stock with the Securities and Exchange Commission or any State agency, except that the Company will register with, or as required by local law, file for and secure an exemption from, the applicable securities administrator and other officials of each jurisdiction in which an Eligible Participant would be issued Restricted Stock hereunder prior to such issuance.

(g)
Stock Certificates.  Certificates representing the Restricted Stock issued pursuant to this Plan will bear all legends required by law and necessary to effectuate this Plan’s provisions.  The Company may place a “stop transfer” order against shares of the Restricted Stock until all restrictions and conditions set forth in this Plan and in the legends referred to in this Section 6(f) have been complied with.

(h)
Lock-Up.  To the extent requested by the Company and any underwriter of securities of the Company in connection with a firm commitment underwriting, no Holder of any shares of Restricted Stock will sell or otherwise Transfer any such shares not included in such underwriting, or not previously registered pursuant to a registration statement filed under the 1933 Act, during the one hundred twenty (120) day period following the effective date of the registration statement filed with the Securities and Exchange Commission in connection with such offering.

(i)
Notices.  Any notice to be given to the Company under the terms of a Restricted Stock Agreement will be addressed to the Company at its principal executive office, Attn: Corporation Secretary, or at such other address as the Company may designate in writing.  Any notice to be given to a Holder will be addressed to the Holder at the address provided to the Company by the Holder.  Any such notice will be deemed to have been duly given if and when enclosed in a properly sealed envelope, addressed as aforesaid, registered and deposited, postage and registry fee prepaid, in a post office or branch post office regularly maintained by the United States Postal Service.

(j)
Other Provisions.  The Restricted Stock Agreement may contain such other terms, provisions and conditions, including such special forfeiture conditions, rights of repurchase, rights of first refusal and other restrictions on Transfer of Restricted Stock issued hereunder, not inconsistent with this Plan, as may be determined by the Board in its sole discretion.

7.	Amendment and Discontinuance.

The Board may amend, suspend or discontinue this Plan at any time or from time to time; provided that no such action of the Board shall alter or impair any rights previously granted to Holders under the Plan without the consent of such affected Holders (or their successors or assignees.

8.	General Provisions.

(a)
Indemnification.  To the extend allowable pursuant to applicable law, each member of the Board shall be indemnified and held harmless by the Company from any loss, cost, liability or expense that may be imposed upon or reasonably incurred by such member in connection with or resulting from any claim, action, suit or proceeding to which he or she may be a party or in which he or she may be involved by reason of any proceeding against him or her; provided he or she gives the Company an opportunity, at its own expense, to handle and defend the same before he or she undertakes to handle and defend it on his or her own behalf.  The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such persons may be entitled pursuant to the Company’s Articles of Incorporation or Bylaws, as a matter of law, or otherwise, or any power that the Company may have to indemnify or hold them harmless.

	(b)	Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

(c)
Titles and Headings.  The titles and headings of the Sections in the Plan are for convenience of reference only and, in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

(d)
Fractional Shares.  No fractional shares of Stock shall be issued and the Board shall determine, in its discretion, whether cash shall be given in lieu of fractional shares or whether such fractional shares shall be eliminated by rounding up or down is appropriate.

(e)
Limitations Applicable to Section 16 Persons.  Notwithstanding any other provision of the Plan, the Plan, and any Award granted or awarded to any Participant who is then subject to Section 16 of the 1934 Act, shall be subject to any additional limitations set forth in any applicable exemptive rule under Section 16 of the 1934 Act (including any amendment to Rule 16b-3 of the 1934 Act) that are requirements for the application of such exemptive rule.  To the extent permitted by applicable law, the Plan and Awards granted or awarded hereunder shall be deemed amended to the extent necessary to conform to such applicable exemptive rule.

9.	Copies of Plan.

A copy of this Plan will be delivered to each Holder at or before the time he or she executes a Restricted Stock Agreement.

		Date Plan Adopted by the Board:	April 21, 2008

		Date Plan Adopted by Stockholders:	April 21, 2008

PROXY
THE BUCKLE, INC.
2407 West 24th Street, Kearney, Nebraska 68845
THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Daniel J. Hirschfeld and Dennis H. Nelson, or either of them, as Proxies, each with the power to appoint his substitute, and hereby authorizes them, or either of them, to represent and to vote, as designated below, all the shares of common stock of The Buckle, Inc. held of record by the undersigned on March 28, 2008 at the annual meeting of the shareholders to be held on May 28, 2008, or any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

1. ELECTION OF DIRECTORS	☐ FOR ALL NOMINEES LISTED (except as marked to the contrary)	☐ WITHHOLD AUTHORITY to vote for all nominees listed.

D. Hirschfeld, D. Nelson, K. Rhoads, J. Shada, R. Campbell,
R. Tysdal, B. Fairfield, B. Hoberman, D. Roehr, J. Peetz

(INSTRUCTION:  To withhold authority to vote for any individual nominee, write that nominee’s name in the space provided below.)

2.	Proposal to ratify the selection of Deloitte & Touche LLP as independent registered public accounting firm for the Company for the fiscal year ending January 31, 2009.

☐ FOR	☐ AGAINST	☐ ABSTAIN

3.	Proposal to approve the Company’s 2008 Management Incentive Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

4.	Proposal to approve the Performance-Based Awards granted pursuant to the Company’s 2005 Restricted Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

5.	Proposal to approve the Company’s 2008 Director Restricted Stock Plan.

☐ FOR	☐ AGAINST	☐ ABSTAIN

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER.  IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE DIRECTORS NAMED IN THE PROXY STATEMENT AND FOR PROPOSALS 2, 3, 4  AND 5.

DATED:__________________________________, 2008

______________________________________
Signature

______________________________________
Signature if held jointly

Please sign exactly as your name appears.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.